EXHIBIT 10.17

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated December 17, 2014, is entered into by and between Ambassadors Group, Inc. (the “Company”), and Philip B. Livingston (“Mr. Livingston”) and is effective as of December 17, 2014 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Company has employed Mr. Livingston as its Interim Chief Executive Officer since May 7, 2014, pursuant to that certain Letter Agreement between the Company and Mr. Livingston dated May 13, 2014 (the “Prior Agreement”), and currently Mr. Livingston serves as director of the Company; and

WHEREAS, the Company desires to employ Mr. Livingston as its Chief Executive Officer, and Mr. Livingston desires to accept such employment, pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Mr. Livingston agree as follows:

ARTICLE	1: EMPLOYMENT AND DUTIES:

1.1                Term. Subject to the terms and conditions of this Agreement, the Company agrees to employ Mr. Livingston, and Mr. Livingston agrees to be employed by the Company. The “Term” of such employment shall begin as of the Effective Date and continue until Mr. Livingston or the Company elects to terminate such employment, provided that at least 90 days notice of such election shall be given by the party electing to terminate.

1.2                Duties and Responsibilities. Beginning as of the Effective Date, Mr. Livingston shall be employed by the Company and as its Chief Executive Officer and shall be nominated for re-election to the Company’s board of directors (the “Board”). Mr. Livingston shall report to the Board. Mr. Livingston agrees to perform diligently and to the best of Mr. Livingston’s abilities, and in a trustworthy, businesslike and efficient manner, the duties and services customarily associated with the position of Chief Executive Officer and such other duties and responsibilities as may be agreed upon by Mr. Livingston and the Board.

1.3                Code of Ethics and Conduct. Mr. Livingston shall at all times comply with, and be subject to, such policies and procedures as the Company may establish from time to time, including, without limitation, the Company’s Code of Ethics and Conduct (the “Code of Ethics and Conduct”).

1.4                Time and Efforts. Except as expressly approved by the Board, Mr. Livingston shall, during the period of Mr. Livingston’s employment by the Company, devote Mr. Livingston’s full business time, energy, and best efforts to the business and affairs of the Company and the Company Entities. Mr. Livingston may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Mr. Livingston’s performance of Mr. Livingston’s duties hereunder, is contrary to the interest of the Company or any of its affiliated subsidiaries and divisions (each, a “Company Entity,” and collectively with the Company, the “Company Entities”) or requires any significant portion of Mr. Livingston’s business time. The foregoing notwithstanding, the parties recognize and agree that Mr. Livingston may engage in passive personal investments and other business activities, including serving on other boards of directors, provided such activities do not conflict with the business and affairs of the Company Entities or interfere with Mr. Livingston’s performance of his duties hereunder. Mr. Livingston shall be permitted to retain any compensation received for service on any unaffiliated corporation’s board of directors.

1.5                Duty of Loyalty; Conflicts of Interest. Mr. Livingston acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company and to do no act which would, directly or indirectly, injure any such entity’s business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect any Company Entity, involves a possible conflict of interest. In keeping with Mr. Livingston’s fiduciary duties to the Company, Mr. Livingston agrees that he shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. Moreover, Mr. Livingston shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval in accordance with the Company’s policies and procedures.

ARTICLE	2: COMPENSATION AND BENEFITS:

2.1                Base Salary. Mr. Livingston’s base salary during the Term shall be $400,000 per annum, of which $100,000 shall be paid in Company equity grants and $300,000 shall be paid in cash in accordance with the Company’s standard payroll practice. The annual equity grants will be awarded on the Effective Date and each anniversary thereof, and will vest in equal 12-month installments on the 15th of each month thereafter. Mr. Livingston’s base salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) or the Board and may be increased, in the Compensation Committee’s or the Board’s sole discretion, from time to time. Such increased base salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Mr. Livingston unless otherwise permitted by this Agreement.

2.2                Annual Bonus. During the Term, Mr. Livingston shall participate in a bonus plan pursuant to which an annual cash bonus shall be paid to Mr. Livingston in an amount to be determined by the Compensation Committee or the Board, which annual bonus shall be targeted at 100% of Mr. Livingston’s then current base salary (the “Target Bonus”). Payment of the bonus shall be made at the same time as bonuses are paid to other senior executive officers and shall be based on parameters, including, without limitation, performance goals applicable to Mr. Livingston, and such parameters shall be approved by the Compensation Committee or the Board.

2.3                Incentive Compensation. During the Term, Mr. Livingston shall participate in the Company’s long-term incentive plans, including its 2013 Equity Participation Plan, on the terms established from time to time by the Compensation Committee or the Board. The Company intends to grant awards to Mr. Livingston under its long-term incentive plans, the terms of which shall be determined in good faith by the Compensation Committee and/or Board; provided that such grants shall be targeted at a nominal face amount of 100% of Mr. Livingston’s then current base salary subject to appropriate performance and time based vesting. For the initial grant (representing the first 3 years of such grants), Mr. Livingston shall be granted 400,000 shares of Company stock, 12.5% of which shall vest on May 7, 2015, 12.5% of which shall vest on May 7, 2016, 12.5% of which shall vest on May 7, 2017, 12.5% of which shall vest on May 7, 2018, and 50% of which shall vest (if at all) immediately after the Company and its consolidated subsidiaries attain a target mutually agreed by Mr. Livingston and the Compensation Committee for any fiscal year of the Company from the fiscal year ended December 31, 2014 through the fiscal year ended December 31, 2017, based on the Company’s year-end audited financial statements.

2.4                Change in Control. During the Term, in the event of a Change in Control (as defined below), Mr. Livingston shall be entitled to receive a minimum lump sum cash payment equal to a pro rata Target Bonus for the year in which the Change in Control occurs, which shall be based on the portion of such year that Mr. Livingston was employed by the Company prior to the effective date of the Change in Control. Such payment, if any, shall be made no later than 60 days after the effective date of the Change in Control. During the Term, in the event of a Change in Control, Mr. Livingston shall also be entitled to accelerated vesting of all of his incentive awards that would otherwise vest after the date on which the Change in Control occurs, pursuant Section 3.9. For the avoidance of doubt, accelerated vesting will apply to Mr. Livingston’s performance-based incentive awards which are not vested at the time of such Change of Control. For purposes of this Agreement, “Change in Control” shall mean occurrence of any of the following after the date of this Agreement: (a) any merger, consolidation or business combination in which the stockholders of the Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, or (b) the sale of all or substantially all of the Company’s assets in a single transaction or a series of related transactions, other than a Company Liquidation (as defined in Section 2.5).

2.5                Company Liquidation. During the Term, in the event a Company Liquidation (as defined below) is commenced, Mr. Livingston shall be entitled to accelerated vesting of all his incentive awards (other than performance-based incentive awards) that would otherwise vest after the date on which the Company Liquidation commences. For the avoidance of doubt, accelerated vesting will not apply to Mr. Livingston’s performance-based incentive awards which are not vested on such date. For purposes of this Agreement, “Company Liquidation” shall mean the liquidation, dissolution or winding up of the Company and/or all or substantially all of its assets or operations, following approval by stockholders of the Company of a plan for such liquidation, dissolution or winding up or upon or as a result of the appointment of a receiver, intervenor, conservator, trustee or similar officer for the Company.

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2.6                Vacation and Holidays. During the Term, Mr. Livingston shall be entitled to at least 4 weeks paid vacation in each calendar year, or such greater amount of vacation as may be determined in accordance with the Company’s vacation policy as in effect from time to time. Mr. Livingston shall also be entitled to all paid holidays given by the Company to its executives.

2.7                Housing Allowance. During the Term, Mr. Livingston shall be entitled to a $2,000 monthly housing allowance, paid in cash in accordance with the Company’s standard payroll practice. For the purposes of this Agreement, such monthly housing allowance shall not be deemed included in Mr. Livingston’s base salary.

2.8                Business Expenses; Travel. During the Term, the Company shall pay or reimburse Mr. Livingston within 90 days for all actual, reasonable and customary business expenses incurred by Mr. Livingston in the course of his employment, plus travel to and from New Jersey as agreed separately with the Company; provided that Mr. Livingston submits proper receipts and such business and travel expenses are incurred and accounted for in accordance with the Company’s applicable policies and procedures.

2.9                Employee Benefits. While employed by the Company, Mr. Livingston shall be allowed to participate, on the same basis generally as other employees of the Company, in all general employee benefit plans and programs, which on the Effective Date or thereafter are made available by the Company Entities to all or substantially all of the Company’s similarly situated employees. Such benefits, plans, and programs may include, without limitation, medical, vision, and dental care, life insurance, disability protection, qualified and non-qualified retirement plans, retiree medical plans and stock option, stock grant and stock purchase programs, if any. Except as specifically provided in this Agreement, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

2.10            Company Plans. Notwithstanding anything to the contrary in this Agreement, it is specifically understood and agreed that the Company Entities shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any incentive, employee benefit or stock or stock option program or plan, so long as such actions are similarly applicable to covered employees generally.

2.11            Withholding. The Company shall withhold from any compensation, benefits, or amounts payable under this Agreement, including dividend payments on unvested shares if applicable, all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE	3: TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION

3.1                Termination of Employment. Mr. Livingston’s employment with the Company shall be terminated prior to the end of the Term: (i) upon Mr. Livingston’s death, (ii) upon Mr. Livingston’s Retirement (as defined below), (iii) upon Mr. Livingston’s Permanent Disability (as defined below), (iv) at any time by the Company upon written notice to Mr. Livingston, whether for Company Cause (as defined below) or not, (v) by Mr. Livingston upon 90 days written notice to the Company, whether for Good Reason (as defined below) or not, or (vi) upon the completion of a Company Liquidation.

(i)                   “Retirement” means Mr. Livingston’s retirement at or after normal retirement age (either voluntarily or pursuant to the Company’s retirement policy).

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(ii)                 “Permanent Disability” means Mr. Livingston’s physical or mental incapacity to perform his usual duties with such condition likely to remain continuously and permanently as determined by the Board in good faith.

(iii)                “Company Cause” means termination of Mr. Livingston’s employment by the Company for any of the following: (a) Mr. Livingston’s gross negligence or willful misconduct in the performance of the duties and services required of Mr. Livingston pursuant to this Agreement, (b) Mr. Livingston’s final conviction of, or plea of guilty or nolo contendere to, a felony or Mr. Livingston engaging in fraudulent or criminal activity relating to the scope of Mr. Livingston’s employment (whether or not prosecuted), (c) a material violation of the Code of Ethics and Conduct, (d) Mr. Livingston’s breach of any material provision of this Agreement, provided that Mr. Livingston receives written notice from the Company and is afforded a reasonable opportunity (at least 30 days) to cure such breach, (e) any continuing or repeated failure to perform the duties as requested in writing by the Board, provided Mr. Livingston is afforded a reasonable opportunity (at least 30 days) to cure such breach, (f) the commission of a felony or crime involving moral turpitude, or (g) conduct which brings the Company Entities into public disgrace or disrepute in any material respect. Determination as to whether or not Company Cause exists for termination of Mr. Livingston’s employment will be made by the Board in good faith.

(iv)               “Good Reason” means a termination of employment by Mr. Livingston because of: (a) the assignment to Mr. Livingston of any significant duties materially inconsistent with Mr. Livingston’s status as Chief Executive Office of the Company, or a reduction in the nature of Mr. Livingston’s responsibilities or Mr. Livingston’s status, in each case which results in a material diminution of Mr. Livingston’s authority, duties or responsibilities, or (b) a breach by the Company of any material provision of this Agreement. For the avoidance of doubt, the commencement of a Company Liquidation does not, by itself, constitute Good Reason. In order for Mr. Livingston to terminate for Good Reason, (a) Mr. Livingston must notify the Company in writing within 90 days of the event constituting Good Reason, (b) the event must remain uncorrected by the Company for 30 days following such notice (the “Notice Period”), and (c) such termination must occur within 90 days after the expiration of the Notice Period. An across-the-board base salary and/or Target Bonus opportunity reduction and, in the case of base salary, not below the initial base salary set forth in Section 2.1, similarly affecting Mr. Livingston and all other executives of the Company shall not constitute a material breach of this Agreement by the Company.

3.2                Retirement, Termination with Company Cause, and Resignation Without Good Reason. If Mr. Livingston’s employment is terminated by reason of Retirement, Company Cause, or resignation without Good Reason (including, without limitation, Mr. Livingston’s election to terminate the Term as provided in Section 1.1), then Mr. Livingston shall be entitled to each of the following:

(i)                   Any base salary earned, accrued or owing to Mr. Livingston through the effective date of termination of employment,

(ii)                 Reimbursement for all reasonable and customary business expenses incurred by Mr. Livingston in performing services for the Company Entities prior to the effective date of termination of employment,

(iii)                Payment equal to the amount of any accrued, but unused, vacation time, and

(iv)               Any individual bonuses or individual incentive compensation not yet paid, but due and payable under the Company’s plans for years prior to the year of Mr. Livingston’s termination of employment.

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Subject to Sections 3.13 and 4.2, such payments shall be made to Mr. Livingston on the date that is 60 days after the effective date of termination of employment; provided that Mr. Livingston has executed a release, in substantially the form attached hereto as Annex A (the “Severance Agreement and Release”) no later than 7 days prior to such payment date. Mr. Livingston shall not be entitled to (1) any bonus or incentive compensation for the year in which he terminates employment unless specifically granted by the Compensation Committee or Board, or (2) any other payments or benefits by or on behalf of the Company Entities except for those which may be payable pursuant to the terms of the Company Entities’ employee benefit plans, stock, option, or other equity plans or the applicable agreements underlying such plans. Except for (i) through (iv) above, it is specifically understood that all future compensation to which Mr. Livingston is entitled and all future benefits for which Mr. Livingston is eligible, shall cease and terminate as of the effective date of termination of employment.

3.3                Resignation for Good Reason and Termination Without Company Cause. Subject to Sections 3.13 and 4.2, if Mr. Livingston’s employment is terminated by reason of resignation for Good Reason, or termination by the Company for any reason (including, without limitation, the Company’s election to terminate the Term as provided in Section 1.1), other than Company Cause, then Mr. Livingston shall be entitled to each of the following:

(i)                   The amounts described in clauses (i), (ii), (iii) and (iv) of Section 3.2 paid as described in Section 3.2,

(ii)                 A cash amount equal to the sum of: (a) 100% of Mr. Livingston’s base salary in effect as of the effective date of termination of employment, plus (b) a pro rata portion of the Target Bonus for the year in which such termination occurs, which portion shall be based on the portion of such year that Mr. Livingston was employed by the Company prior to the effective date of the termination of employment and shall only be paid to the extent such bonus would be paid at the end of the year in which such termination of employment occurs, based on achievement of the applicable parameters, including performance goals, set pursuant to Section 2.2 and attained at the time of such termination of employment. Except as otherwise provided herein, such compensation shall be paid to Mr. Livingston in equal installments in accordance with the Company’s customary payroll practices during the period commencing on the effective date of termination of employment and ending on the earlier to occur of (A) the first anniversary of the effective date of termination of employment or (B) the date Mr. Livingston violates any of the covenants set forth in the Noncompetition Agreement (as defined below).

(iii)                Accelerated vesting of that portion of his incentive awards that would otherwise vest during the 12 months following the termination of employment. For the avoidance of doubt, accelerated vesting shall not apply to Mr. Livingston’s performance-based incentive awards which are not vested at the time Mr. Livingston’s employment is terminated by Mr. Livingston for Good Reason or by the Company without Company Cause.

(iv)               To the extent permitted by applicable law and the insurance and benefits policies to which Mr. Livingston is entitled to participate (collectively, “Benefit Plans”), the Company shall maintain Mr. Livingston’s paid coverage for health insurance (through the payment of Mr. Livingston’s COBRA premiums) and other dental and life insurance benefits for the earlier to occur of: (a) Mr. Livingston obtaining the age of 65, (b) the date another employer provides Mr. Livingston benefits substantially comparable to the benefits provided by the above-referenced Benefit Plans, or (c) the 12-month anniversary of the effective date of Mr. Livingston’s termination of employment. During the applicable period of coverage described in the foregoing sentence, Mr. Livingston shall be entitled to benefits on substantially the same basis as would have otherwise been provided had Mr. Livingston not been terminated and the Company will have no obligation to pay any benefits to, or premiums on behalf of, Mr. Livingston after such period ends. To the extent that such benefits are available under the above-referenced Benefit Plans and Mr. Livingston had such coverage immediately prior to termination of employment, such continuation of benefits for Mr. Livingston shall also cover Mr. Livingston’s dependents for so long as Mr. Livingston is receiving benefits under this clause (iv).

3.4                Death and Permanent Disability. Subject to Sections 3.13 and 4.2, if Mr. Livingston’s employment is terminated by reason of Death or Permanent Disability, Mr. Livingston’s estate, in the case of death, or Mr. Livingston (or his legal guardian), in the case of Permanent Disability, shall be entitled to payment of (i) the amounts described in clauses (i), (ii), (iii) and (iv) of Section 3.2 paid as described in Section 3.2, plus (ii) a pro rata portion of the Target Bonus for the year in which such termination occurs, which portion shall be based on the portion of such year that Mr. Livingston was employed by the Company prior to the effective date of the termination of employment, paid on the date that is 60 days after the effective date of termination of employment; provided that, in the case of Permanent Disability and Mr. Livingston’s health permitting, Mr. Livingston has executed the Severance Agreement and Release no later than 7 days prior to such payment date.

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3.5                Company Liquidation. Subject to Sections 3.13 and 4.2, if Mr. Livingston’s employment is terminated by reason of a Company Liquidation, Mr. Livingston shall be entitled to payment of (i) the amounts described in clauses (i), (ii) and (iv) of Section 3.3 paid as described in Section 3.3; provided that Mr. Livingston has executed a Severance Agreement and Release no later than 7 days prior to the first date of any such payments.

3.6                Conditions to Severance Benefits. The severance benefit paid and provided to Mr. Livingston pursuant to Section 3.3, Section 3.5 and/or Section 3.9 shall be in consideration of Mr. Livingston’s continuing obligations under this Agreement after termination of employment, including, without limitation, Mr. Livingston’s obligations under the Noncompetition Agreement (as defined below). Further, as a condition to the receipt of such severance benefit, the Company shall require Mr. Livingston to first execute the Severance Agreement and Release. The performance of the Company’s obligations under Section 3.3, Section 3.5 and/or Section 3.9 and the receipt of the severance benefit provided thereunder by Mr. Livingston shall constitute full settlement of all such claims and causes of action. Mr. Livingston shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a severance benefit payment or benefit under Section 3.3, Section 3.5 and/or Section 3.9 is owing and the amounts and benefits due Mr. Livingston pursuant to Section 3.3, Section 3.5 and/or Section 3.9 shall not be reduced or suspended, except as otherwise provided, if Mr. Livingston accepts subsequent employment or earns any amounts as a self-employed individual, provided, however that in the event Mr. Livingston breaches any of Mr. Livingston’s obligations under the Noncompetition Agreement, then, in addition to the Company’s right to specific performance pursuant to the Noncompetition Agreement or any other rights that the Company may have under this Agreement or otherwise, the Company shall have the right to terminate payment of any amounts or benefits to which Mr. Livingston would otherwise be entitled pursuant to Section 3.3, Section 3.5 and/or Section 3.9.

3.7                Limitation of Remedies. Mr. Livingston’s rights under Article 3 are Mr. Livingston’s sole and exclusive rights against the Company Entities and any affiliate of the Company, and the Company Entities’ sole and exclusive liability to Mr. Livingston under this Agreement, whether such claim is based in contract, tort or otherwise, for the termination of his employment relationship with the Company.

3.8                Resolution of Disputes; No Waiver. Mr. Livingston agrees that all disputes relating to Mr. Livingston’s employment or termination of employment shall be resolved as provided in Section 4.5 hereof; provided, however, that decisions as to whether and as of what date Mr. Livingston has become Permanently Disabled shall be limited to whether such decision was reached in good faith. Nothing contained in this Article 3 shall be construed to be a waiver by Mr. Livingston of any benefits accrued for or due Mr. Livingston under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company except that Mr. Livingston shall not be entitled to any severance benefits pursuant to any severance plan or program of the Company except as outlined in this Agreement.

3.9                Vesting of Awards. Subject to Section 4.2, with respect to any equity awards or grants made by the Company and notwithstanding any provision to the contrary in any applicable plan, program or agreement: (a) upon a Change in Control pursuant to Section 2.4, all stock options, restricted stock and other equity rights held by Mr. Livingston will become fully vested and/or exercisable, as the case may be, on the date on which such termination of employment occurs, and all stock options held by Mr. Livingston shall remain exercisable until the earlier to occur of: (i) the expiration date of the applicable option term or (ii) the date that is 90 days after Mr. Livingston’s termination date; (b) upon a Company Liquidation pursuant to Section 2.5, all non-performance based stock options, restricted stock and other equity rights held by Mr. Livingston will become fully vested and/or exercisable, as the case may be, on the date on which such Company Liquidation commences, and all non-performance based stock options held by Mr. Livingston shall remain exercisable until the earlier to occur of: (i) the expiration date of the applicable option term, (ii) the date that is 90 days after the date such Company Liquidation commences or (iii) the date that such Company Liquidation is completed; and (c) upon termination of Mr. Livingston’s employment by Mr. Livingston for Good Reason or by the Company without Company Cause, that portion of Mr. Livingston’s non-performance based stock options, restricted stock and other equity rights held by Mr. Livingston, as the case may be, that would otherwise vest during the 12 months following the termination of employment, will become vested and/or exercisable, and all such vested stock options held by Mr. Livingston shall remain exercisable until the earlier to occur of: (i) the expiration date of the applicable option term or (ii) the date that is 90 days after Mr. Livingston’s termination date. For the avoidance of doubt, accelerated vesting shall not apply to Mr. Livingston’s performance-based incentive awards which are not vested at the time a Company Liquidation commences or of termination of employment by Mr. Livingston for Good Reason or by the Company without Company Cause, but shall apply to Mr. Livingston’s performance-based incentive awards which are not vested at the time of a Change of Control.

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For example, if (i) Mr. Livingston terminated his employment for Good Reason 6 months after the initial grant of Mr. Livingston’s incentive awards described in Section 2.3 and 6 months after his employment commenced under this Agreement, and (ii) on such termination date the performance targets mutually agreed by Mr. Livingston and the Compensation Committee were not yet met, then the 12.5% of unvested stock that would have vested on the one-year anniversary of such initial grant would immediately vest on such termination date (subject to the limitations imposed by Section 4.2), and all the remaining stock comprising Mr. Livingston’s initial grant pursuant to Section 2.3 would immediately be cancelled and/or forfeited.

3.10            Continuing Obligations. Termination of the employment relationship does not terminate those obligations imposed by this Agreement, which are continuing obligations, including, without limitation, Mr. Livingston’s obligations under the Noncompetition Agreement (as defined below) pursuant to Section 4.1.

3.11            Effects of Termination; Payment of Taxes. The payment of any monies to Mr. Livingston under this Agreement after the date of termination of employment does not constitute an offer or a continuation of employment of Mr. Livingston. In no event shall Mr. Livingston represent or hold himself out to be an employee of any Company Entity after the effective date of termination of employment. Except where the Company is lawfully required to withhold any federal, state, or local taxes, Mr. Livingston shall be responsible for any and all federal, state, or local taxes that arise out of any payments to Mr. Livingston hereunder.

3.12            Continuing Assistance. During any period during which any monies are being paid to Mr. Livingston under this Agreement after the effective date of termination of employment, Mr. Livingston shall provide to any Company Entity reasonable levels of assistance in answering questions concerning the business of any Company Entity, transition of responsibility, or litigation, provided that all out of pocket expenses of Mr. Livingston reasonably incurred in connection with such assistance are fully and promptly reimbursed and that any such assistance after the Non-Compete Period (as defined below) shall not interfere or conflict with the obligations which Mr. Livingston may owe to any other employer.

3.13            Timing of Payments. For any period during which Mr. Livingston is a “specified employee” under Regulations Section 1.409A-1(b)(i), any compensation paid to Mr. Livingston under this Article 3 shall be paid in accordance with the following payment schedule: (1) one-half of such compensation shall be paid to Mr. Livingston on the earlier of (i) the 6-month anniversary (“Six Month Payment Date”) of the effective date of termination of employment, and (ii) Mr. Livingston’s death; and (2) the remaining balance of such compensation shall be paid to Mr. Livingston in equal installments in accordance with the Company’s customary payroll practices commencing the first pay period after the Six Month Payment Date and ending on the earlier to occur of (A) the first anniversary of the effective date of such termination of employment, or (B) the date Mr. Livingston breaches any provision of the Noncompetition Agreement.

ARTICLE	4: MISCELLANEOUS:

4.1                Reaffirmation of Noncompetition, Nonsolicitation and Confidential Information Agreement. In consideration of the benefits conferred by this Agreement and as an inducement to enter into this Agreement and accept the obligations hereunder, Mr. Livingston and the Company reaffirm in all respects their respective obligations under that certain Noncompetition, Nonsolicitation and Confidential Information Agreement dated May 13, 2014 (the “Noncompetition Agreement”).

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4.2                Limitations on Payments. Notwithstanding any other provision of this Agreement:

(i)	Each payment under this Agreement is intended to be exempt from, or compliant with, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted in a manner consistent with this intention. In no event, however, shall the Company have liability relating to the failure or alleged failure of any payment under this Agreement to comply with, or be exempt from, the requirements of Section 409A. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein). Additionally, Mr. Livingston’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

(ii)	The Company shall, to the extent necessary, modify the timing of delivery of compensation and/or benefits to Mr. Livingston if it is determined that the timing would result in the additional tax and/or interest and/or penalties assessed to Mr. Livingston under Section 409A.

(iii)	In the event that the separation benefits and other benefits provided for in this Agreement or otherwise payable to Mr. Livingston constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 4.2, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments will either be (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the excise tax under Section 4999, whichever of the foregoing amounts, taking into account applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Mr. Livingston in the greatest amount of benefits on an after-tax basis. If a reduction in Mr. Livingston’s payments is necessary so that no portion is subject to the excise tax under Section 4999, the reduction shall occur in the following order: (1) reduction of the cash payments; (2) cancellation of awards granted “contingent on a change in ownership or control” within the meaning of Section 280G; (3) cancellation of accelerated vesting of equity awards; and (4) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant. In no event will Mr. Livingston have any discretion with respect to the ordering of payment reductions.

4.3                Dividends. Other than with respect to performance-based incentive awards, all shares awarded pursuant to this Agreement, whether vested or unvested, shall be entitled to cash dividends to the same extent as shares held by other record holders. With respect to Mr. Livingston’s performance-based incentive awards which are not vested at the time of any record date for a cash dividend or other cash distribution, dividend payments and distributions shall be held by the Company and paid to Mr. Livingston only if and when such performance-based incentive awards vest.

4.4                Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Mr. Livingston or the Company, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Ambassadors Group, Inc.

Attention: Legal/Risk

2001 S. Flint Road

Spokane, WA 99224

If to Mr. Livingston: To his last known personal residence

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4.5                Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of conflict of laws. Any controversy relating to this Agreement shall be settled by binding arbitration according to the applicable employment dispute resolution rules of the American Arbitration Association in Spokane, Washington. To the extent required by law, the Company agrees to pay all costs, including the arbitrator’s fees, which are peculiar to the arbitration process.

4.6                No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

4.7                Assignment. Neither party may assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement without the prior written consent of the other party.

4.8                Voluntary Agreement. Mr. Livingston expressly acknowledges that he has voluntarily executed this Agreement and that he has had the opportunity to be represented and advised by counsel concerning the terms and conditions of this Agreement as well as his execution thereof.

4.9                Entire Agreement. The Prior Agreement is hereby terminated as of the Effective Date; provided that any equity awards previously made thereunder shall not terminate or be cancelled and the vesting of such awards shall remain unchanged. This Agreement is intended by the parties to be the complete, exclusive and final expression of the Company’s and Mr. Livingston’s agreement with respect to the subject matters hereof and supersedes, and may not be contradicted by, or modified or supplemented by, evidence of any prior or contemporaneous agreement as to the subject matter hereof, and no extrinsic evidence whatsoever may be introduced to vary the terms of this Agreement. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity. The Company and Mr. Livingston expressly agree that (i) this Agreement shall survive any termination or cessation of Mr. Livingston’s employment by the Company or by Mr. Livingston, and (ii) this Agreement may not be altered, amended, changed, terminated or modified in any respect except by a written instrument clearly expressing the intent to so modify this Agreement signed by Mr. Livingston and an officer or director of the Company.

4.10            Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to exceed the limitations permitted by applicable law, as determined by such court in such action, then the provisions will be deemed reformed to the maximum limitations permitted by applicable law and the parties hereby expressly acknowledge their desire that in such event such action be taken. Notwithstanding the foregoing, the Company and Mr. Livingston further agree that if any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and in no way shall be affected, impaired or invalidated..

4.11            Descriptive Headings. Descriptive headings contained herein are for reference only and in no way define, limit, extend or describe the scope of this Agreement or any provisions thereof.

4.12            Counterparts. This Agreement may be executed in two or more counterparts, with each an original, and with both together constituting one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and Mr. Livingston have duly executed this Agreement in multiple originals to be effective as of the Effective Date.

EMPLOYER

AMBASSADORS GROUP, INC.

By:	/S/ Lisa O. Rapuano
Name:	Lisa O. Rapuano
Title:	Chairman of the Board of Directors

EMPLOYEE

/s/ Philip B. Livingston
Philip B. Livingston

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Annex A

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this _____ day of ___________, _____, by and between Ambassadors Group, Inc. (the “Company”) and Philip B. Livingston (“Executive”).

WHEREAS, the Company employs Executive pursuant to the terms and conditions set forth in that certain Employment Agreement dated as of ___________, 2014 between Executive and the Company (as amended from time to time, the “Employment Agreement”), which provides for certain payments and benefits in the event that Executive’s employment is terminated under certain circumstances; and

WHEREAS, an express condition of Executive’s entitlement to the payments and benefits under the Employment Agreement is the execution of a general release in the form set forth below; and

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment effective _____________, 20__ (“Date of Termination”).

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1.                   (a) Executive, for and in consideration of the commitments of the Company as set forth in paragraph 5 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, predecessors, subsidiaries and parents, and their present or former officers, directors, shareholders, employees, and agents, and its and their respective successors, assigns, heirs, executors, and administrators and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from any time prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b)               To the fullest extent permitted by law, and subject to the provisions of paragraph 10 and paragraph 12 below, Executive represents and affirms that Executive has not filed or caused to be filed on Executive’s behalf any charge, complaint or claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding charges, complaints or claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; and Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company or any Releasee, to any member of the Company’s or any Releasee’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities. In the event that there is outstanding any such charge, complaint or claim for relief, Executive agrees to seek its immediate withdrawal and dismissal with prejudice. In the event that for any reason said charge, complaint or claim for relief cannot be withdrawn, Executive shall not voluntarily testify, provide documents or otherwise participate in any investigation or litigation arising therefrom or associated therewith and shall execute such other papers or documents as the Company’s counsel determines may be necessary to have said charge, complaint or claim for relief dismissed with prejudice. Nothing herein shall prevent Executive from testifying in any cause of action when required to do so by process of law. Executive shall promptly inform the Company if called upon to testify.

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(c)                Executive does not waive any right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation or proceeding conducted by the EEOC, but explicitly waives any right to file a personal lawsuit or receive monetary damages that the EEOC might recover if said charge results in an EEOC lawsuit against the Company or Releasees.

2.                   In consideration of the Company’s agreements as set forth in paragraph 5 herein, Executive agrees to reaffirm Executive’s obligations described in that certain Noncompetition, Nonsolicitation and Confidential Information Agreement dated May 13, 2014 (the “Noncompetition Agreement”).

3.                   Executive further agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

4.                   Executive further agrees that Executive will not disparage or subvert the Company or any Releasee, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company or any Releasee, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.

5.                   In consideration for Executive’s promises, as set forth herein, the Company agrees to pay or provide to or for Executive the payments and benefits described in the Employment Agreement, the provisions of which are incorporated herein by reference. Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide Executive at any time in the future with any payments, benefits or considerations other than those recited in this paragraph, or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms.

6.                   Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement. Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against the Releasees, Executive would not have been entitled to the payments and benefits set forth in the Employment Agreement.

7.                   Executive acknowledges and agrees that this Agreement and the Employment Agreement supersede any employment agreement or offer letter Executive has with the Company or any Releasee. To the extent Executive has entered into any other enforceable written agreement with the Company or any Releasee that contains provisions that are outside the scope of this Agreement and the Employment Agreement and are not in direct conflict with the provisions in this Agreement or the Employment Agreement, the terms in this Agreement and the Employment Agreement shall not supercede, but shall be in addition to, any other such agreement. Except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive’s Employment Agreement, if any, or offer letter, if any, with the Company, or the terms of this Agreement.

8.                   Executive agrees not to disclose the terms of this Agreement or the Employment Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

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9.                   Executive represents that (i) Executive does not, without the Company’s prior written consent, presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates and (ii) Executive has not destroyed or caused to be destroyed any Corporate Records (other than in accordance with the Company’s normal document retention policies). Executive acknowledges that all such Corporate Records are the property of the Company and agrees that Executive will return to the Company in good condition any and all Corporate Records that may be held by Executive or may in the future come into Executive’s possession or control. In addition, Executive shall promptly return to the Company in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops, computers, and any other items requested by the Company. As of the Date of Termination, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

10.                Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

11.                The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

12.                Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorneys’ fees and costs.

13.                Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

14.                This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Washington, without reference to principles of conflict of laws.

15.                This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of conflict of laws.

16.                Executive certifies and acknowledges as follows:

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(a)                That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship; and

(b)               That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to him and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled; and

(c)                That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; and

(d)               That Executive does not waive rights or claims that may arise after the date this Agreement is executed; and

(e)                That the Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement (including, without limitation, Executive’s release and waiver of any and all claims under the Age Discrimination In Employment Act), and that Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory to Executive; and

(f)                Executive acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

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Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this ______ day of ______________, _____.

                                                                                                     Witness:

PHILIP B. LIVINGSTON

AMBASSADORS GROUP, INC.

By:                                                                                               Witness:

Name:
Title:

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